Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296186

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated June 4, 2026)

Up to 38,461,538 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated June 4, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-296186). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2026, which we have attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by Roth Principal Investments, LLC (“Roth Principal Investments”) of up to an aggregate of 38,461,538 shares of common stock, par value $0.001 per share (“Common Stock”), of Flux Power Holdings, Inc. that we have elected or may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time after the date of the Prospectus, pursuant to a Common Stock Purchase Agreement, dated as of May 15, 2026, we entered into with Roth Principal Investments.

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On September 10, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.5715 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 13 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 11, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2026

Commission File Number: 001-31543

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	92-3550089
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2685 S. Melrose Drive, Vista, California	92081
(Address of principal executive offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2026, Mr. Jeff Mason, Chief Operating Officer of Flux Power Holdings, Inc. (the “Company”), tendered his resignation to be effective September 25, 2026. In connection with the departure of Mr. Mason, Mr. Mason and the Company agreed to enter into a separation and release agreement (the “Separation Agreement”), pursuant to which Mr. Mason will receive a payment of $5,000, payable within ten days of the execution of the Separation Agreement, subject to the non-revocation of a general release of claims in favor of the Company.

The foregoing description of the Separation Agreement is a summary and is qualified in its entirety by reference to the full text of the Separation Agreement that the Company expects to enter into with Mr. Mason, a copy of which is expected to be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.
a Nevada corporation

By:	/s/ Kevin Royal
Kevin Royal
Chief Financial Officer and Secretary

Dated: September 11, 2026